Exhibit 99.1:  Press Release

PCFG Acquires $700 Million Ore Deposit

TORONTO – August 17, 2005 – Pacific Gold Corp., (OTCBB: PCFG) announced today that, Pilot Mountain Resources Inc., a subsidiary of Pacific Gold Corp., has acquired Project W from Platoro West Incorporated (“Platoro West”).

Project W is primarily a tungsten project located in Mineral County, Nevada. Elevated tungsten values occur throughout the area, and there are known mineral resources within the claim area. The property is located approximately 21 miles east of the town of Mina with access through an all-weather, county-maintained gravel road and a network of further trails. Mina is 168 miles southeast of Reno on Route 95. The claims are located at an average elevation of 6,500 feet.

Resource calculations from a feasibility study by Kaiser Engineers place the size of Project W at 9,061,600 tons grading 0.386% WO3 of combined proven, probable and possible ore, or approximately 35,000 tons of WO3. Current prices of WO3 as quoted in the Northern Miner place the gross value before extraction costs of the tungsten deposit at $674 million not including the credits from additional minerals.

The terms of the acquisition of Project W call for Pilot Mountain Resources Inc. to pay to Platoro West, 150,000 shares of common stock of Pacific Gold Corp. and a 2% gross royalty on all mineral sales from Project W. On completion of an updated feasibility study, title of the claims comprising Project W will be transferred to Pilot Mountain Resources Inc. In addition to the claims, Pilot Mountain Resources Inc. will receive copies of most of the previous work documents prepared regarding Project W.

The Company plans to aggressively begin work on Project W. Initially the Company plans to conduct a review of the project documentation and perform some preliminary mineral analysis. Following the document review the Company plans to engage an engineering firm to prepare a new feasibility study for Project W.

Pacific Gold Corp remains committed to alluvial gold projects and its base business strategy of acquiring proven but undeveloped mineral deposits. Due to the special nature of the opportunity with Project W and the recent developments in the tungsten market, management feels that Project W is a significant opportunity for the Company and its shareholders. The Company has amended its mission statement and corporate strategy accordingly. Previously the mission statement of Pacific Gold was to acquire up to 5,000,000 ounces of gold based resources by 2009. The Company has updated its mission statement to acquiring up to $2 billion of mineral deposits by 2009. With the acquisition of Project W, the Company is approximately 55% of the way to meeting its goal. The new mission statement is quoted below in this release.

Project History

During the 1970's and early 1980's, diamond drilling conducted by both the Duval Corporation and Union Carbide Corporation resulted in three principal resource areas being delineated. Reports addressing the occurrences of tungsten mineralization and estimates of resources of Project W have been written by personnel of Duval Corporation, Union Carbide Corporation and independent consultants including Kaiser Engineers, Inc. and David S. Robertson and Associates. Pilot Mountain Resources Inc. has access to these reports through its agreement with Platoro West.

A resource of 8,299,000 tons averaging 0.33% WO3 was calculated for the Desert Scheelite occurrence, a resource of 427,200 tons averaging 0.42% WO3 was calculated for the Gunmetal occurrence, and a resource of 1,562,800 tons averaging 0.37% WO3 was calculated for the Garnet occurrence. At the time, it was concluded by Union Carbide that further drilling in the vicinity of the Gunmetal and Garnet tungsten occurrences would likely add appreciably to the existing known tungsten resource. In 1981, the project was the subject of a feasibility study undertaken by Kaiser Engineers Inc. with the results showing that the deposit can be mined profitably depending on the market price for tungsten.

About Tungsten

The word tungsten means “heavy stone” in Swedish. Its chemical symbol is W. Tungsten is a grayish-white lustrous metal which exhibits many important physical properties including a high melting point and density, as well as good thermal and electrical conductivity, a low coefficient of expansion, excellent corrosion resistance, and exceptional strength at elevated temperatures.

Tungsten is an important strategic metal for which there is no known substitute. Tungsten is valued as the extremely hard carbide used in cutting and wear-resistant components, and as the metal or alloy for lamp and lighting filaments and electrodes, electrical and electronic contact surfaces, heat and radiation shielding in high temperature furnaces and x-ray equipment, and electrodes in certain welding methods.

Tungsten is an essential commodity and offers versatility in many everyday uses such as:

•

light bulbs, television sets, microwave ovens, other electrical consumer products;

•

metal cutting tools, drill bits, mining tools, military tools; and

•

wear-resistant parts for industries such as automotive and construction.

Oregon Gold and Grants Pass Gold

Additionally, Pacific Gold Corp. announced today that it has merged Grants Pass Gold Inc. and Oregon Gold Inc., two of the Company’s operating subsidiaries. Oregon Gold will become the surviving entity. The merger was completed in order to streamline Pacific Gold Corp. operations and was a logical progression given the close proximity of the Bear Bench and Defiance projects.

To find out more about Pacific Gold Corp. (OTCBB: PCFG), visit our website at www.pacificgoldcorp.com, or contact the Company at 416-214-1483.

About Pacific Gold Corp.

The Company's business plan includes the acquisition and development of production-ready and in-production mining operations. The Company is currently focused on alluvial gold and base metals operations located in western North America.  Pacific Gold Corp. currently owns four operating subsidiaries. Nevada Rae Gold, Inc. (“Nevada Rae”) owns and operates the Black Rock Canyon gold mine, located in north-central Nevada. Pilot Mountain Resources Inc.(“Pilot Mountain”) owns Project W, a large tungsten based deposit. Fernley Gold, Inc. (“Fernley Gold”) has acquired the exclusive lease rights to mine the Lower Olinghouse Placers. Oregon Gold, Inc. (“Oregon Gold”) owns the Bear Bench claims and Defiance mine, located in south-western Oregon.

Mission Statement

To acquire existing natural resource deposits located throughout North America, either by lease or purchase, collectively containing a minimum of $2 billion of gross market value and to develop the acquired deposits into producing mines as soon as possible following acquisition.

Important Information

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward-looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2005 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.

www.pacificgoldcorp.com